Exhibit 99.1

For immediate release
   For Further Information:
David E. Bowe, President & CEO, Ascendant Solutions, Inc.
(972) 250-0903

Ascendant Solutions, Inc. Announces Fiscal 2005 Results
~ Diversified Financial Services Business Reports Increased Revenue and Stockholders’ Equity~

Dallas (April 13, 2006) - Ascendant Solutions, Inc. (ASDS:OB) (“the Company”) today announced its full-year 2005 results which included a 38% increase in consolidated revenue from continuing operations of $43,788,000 as compared to reported revenues from continuing operations of $31,625,000 in 2004. The Company reported consolidated income from continuing operations of $718,000 (net of approximately $537,000, representing the Company’s portion of the net operating losses incurred by its investee, Fairways Frisco, LP). This is an increase of $804,000 over the Company’s 2004 income from continuing operations. Additionally, the Company reported an approximate 7 percent increase in stockholders’ equity. After adjusting for the non-cash charges related to its Fairways Frisco investment, stockholders’ equity increased more than 25 percent.

David E. Bowe, President & CEO, commented, “Our goal, as a diversified financial services company, is to build the value of the company through maximizing the return on our various investments. This, along with increasing stockholders’ equity, is a key metric of our company. At the end of 2005, our cumulative realized cash return on investments was in excess of 100 percent.”

Highlights that contributed to the Company’s improved 2005 results include:

Fairways 03 New Jersey, LP Investment

The Company realized income during 2005 of approximately $1,122,000 from its investment in Fairways 03 New Jersey, LP, including a gain of approximately $950,000 from the sale of a commercial real estate property in which Fairways 03 New Jersey, LP held an investment interest. The Company has received cumulative cash distributions of approximately $1,280,000 on its initial investment of $145,000 since the date of the property interest acquisition in December 2003.

Real Estate Advisory Services

The Company’s real estate advisory services businesses showed growth in both revenues and earnings during 2005 as a result of increased advisory services transactions. For the year, real estate services contributed EBITDA of $2.5 million on revenue of $13.8 million. (See the attached table for a reconciliation of EBITDA to net income on a GAAP basis)

Ascendant Solutions, Inc. • 16250 Dallas Parkway • Suite 205 • Dallas, Texas 75248 • Telephone: (972) 250-0945

Fairways Frisco, LP Investment

During 2005, the Company invested approximately $1.1 million for limited partnership interests in Fairways Frisco, LP, which controls the development of Frisco Square, a mixed-use real estate development in Frisco, Texas. The Company currently holds a 14 percent limited partnership interest in Fairways Frisco, LP. The $537,000 non-cash charge reflected in the Company’s 2005 results is required under the equity method of accounting to record the Company’s share of net losses incurred by Fairways Frisco. The Company is not obligated to fund any operating losses incurred by Fairways Frisco.

Healthcare Results

The Company’s subsidiary, Dougherty’s Holdings, Inc. (“DHI”), which owns and operates Dougherty’s Pharmacy and Medicine Man Pharmacies, reported revenues of $29,957,000 and EBITDA of $94,000 for 2005. DHI results were adversely impacted by sub-par performance at its Medicine Man Pharmacies as well as certain non-recurring expenses at the DHI corporate office.

DHI also reported that its Park InfusionCare subsidiary was treated as a discontinued operation. Park InfusionCare generated revenues of $9,071,000 and a net loss of $653,000 during 2005.

As part of its strategic plan, during 2005 the Company remodeled its Dougherty’s Pharmacy store and installed new computer systems at Dougherty’s Pharmacy in order to enhance its customer service capabilities.

Acquisition Debt Reductions

During 2005, the Company reduced its outstanding debt incurred in the acquisition of Dougherty’s Holdings and CRESA Partners of Orange County by approximately $1.2 million.

2006 Initiatives

Mr. Bowe commented further, “Due to the nature of our business and our underlying investments, our results can be expected to fluctuate from quarter to quarter. However, our mission to increase shareholder value remains consistent. In 2006 we expect to make further progress through specific strategic initiatives. These include:

•	improving the earnings potential of the Dougherty Holding’s pharmacies through continued focus on operating efficiencies
•	completing a strategic transaction involving Park InfusionCare as indicated in our November 3, 2005 news release
•	continuing growth in our real estate advisory services business
•	continuing to further reduce our Company’s long-term debt, and
•	pursuing additional investments and/or acquisitions in companies where we can add value and that provide the opportunity to realize increased returns for our company and our shareholders.”

Ascendant Solutions, Inc. • 16250 Dallas Parkway • Suite 205 • Dallas, Texas 75248 • Telephone: (972) 250-0945

About Ascendant Solutions

Ascendant Solutions, Inc. ("Ascendant") is a diversified financial services company seeking to invest in, or acquire, manufacturing, distribution or service companies. The Company also conducts various real estate activities, performing real estate advisory services for corporate clients, and, through an affiliate, purchase real estate assets as a principal. Ascendant specializes in solving complex transactions where creative and quick solutions can add value to an enterprise

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995

This news release includes certain forward-looking statements. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. All forward-looking statements included in this news release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements.

These risks and uncertainties include, but are not limited to, (a) the following general risks: our limited funds and risks of not obtaining additional funds, certain of our subsidiaries are highly leveraged, potential difficulties in integrating and managing our subsidiaries, our dependence upon management, our dependence upon a small staff, certain subsidiaries accounting for a significant percentage of revenue, unforeseen acquisition costs, the potential for future leveraged acquisitions, restrictions on the use of net operating loss carryforwards, and the difficulty in predicting operations; (b) the following risks to Dougherty’s Holdings, Inc.: potential problems that may arise in selling the Park InfusionCare business, extensive regulation of the pharmacy business, the competitive nature of the retail pharmacy industry, third party payor attempts to reduce reimbursement rates, difficulty in collecting accounts receivable, dependence upon a single pharmaceutical products supplier, price increases as a result of our potential failure to maintain sufficient pharmaceutical sales, shortages in qualified employees, and liability risks inherent in the pharmaceutical industry; (c) the following risks to CRESA Partners of Orange County, L.P.: the size of our competitors, our concentration on the southern California real estate market, the variance of financial results among quarters, the inability to retain senior management and/or attract and retain qualified employees, the regulatory and compliance requirements of the real estate brokerage industry and the risks of failing to comply with such requirements, and the potential liabilities that arise from our real estate brokerage activities; (d) the following risks to our investments in real estate: our dependence on tenants for lease revenues, the risks inherent in real estate development activities, the general economic conditions of areas in which we focus our real estate development activities, the risks of natural disasters, the illiquidity of real estate investments; and (e) the following other risks: a majority of our common stock is beneficially owned by our principal stockholders, officers and directors, relationships and transactions with related parties, our stock is not traded on NASDAQ or a national securities exchange, effect of penny stock regulations, and litigation. Please refer to the Company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

Use of Non-GAAP Financial Information

To supplement the Company's consolidated financial information presented in accordance with generally accepted accounting principles ("GAAP") in this press release, the Company uses the non-GAAP financial measure of EBITDA, defined as net income minus interest, taxes, depreciation and amortization.

The Company's management reviews these non-GAAP financial measures internally to evaluate the Company's performance and manage its operations. Additionally, the Company believes that such information also provides investors a better understanding of the Company's current operating results and provides comparable measures to help investors understand the Company's future operating results. The non-GAAP measures included in this press release have been reconciled to the comparable GAAP measures, within the attached table, as required under SEC rules regarding the use of non-GAAP financial measures. The Company urges investors to carefully review the GAAP financial information included as part of the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Ascendant Solutions, Inc. • 16250 Dallas Parkway • Suite 205 • Dallas, Texas 75248 • Telephone: (972) 250-0945

	Years Ended December 31,
	($ in thousands)

	Healthcare		Real Estate Services		Corporate and Other		Consolidated
	2005	2004	2005	2004	2005	2004	2005	2004

Revenue	$29,957	$21,866	$13,831	$9,759	$-	$-	$43,788	$31,625
Cost of sales	21,959	16,185	8,205	5,387	-	-	30,164	21,572
Gross profit	7,998	5,681	5,626	4,372	-	-	13,624	10,053

Operating expenses	8,204	6,136	3,343	2,479	1,157	1,258	12,704	9,873
Equity in income (losses) of equity method investees		-	-		675	374	675	374
Other income	9	2	(1)	(15)	64	-	72	(13)
Interest expense	225	182	444	247	(11)	(24)	658	405
Minority interests	-	-	(37)	(29)	(13)	(27)	(50)	(56)
Income tax provision	-	-	209	166	32	-	241	166
Income (loss) from continuing operations	$(422)	$(635)	$1,592	$1,436	$(452)	$(887)	$718	$(86)

Income (loss) from discontinued operations	$(653)	$336	$-	$-	$-	$-	$(653)	$336
Net income (loss)	$(1,075)	$(299)	$1,592	$1,436	$(452)	$(887)	$65	$250
Plus:
Interest expense	$225	$182	$444	$247	$(11)	$(24)	$658	$405
Income tax provision	-	-	209	166	32	-	241	166
Depreciation & amortization	291	220	304	216	16	7	611	443
Income (loss) from discontinued operations	653	(336)	-	-	-	-	653	(336)
EBITDA from continuing operations	$94	$(233)	$2,549	$2,065	$(415)	$(904)	$2,228	$928

	December 31,
	Healthcare		Real Estate Services		Corporate and Other		Consolidated
	2005	2004	2005	2004	2005	2004	2005	2004

Total assets	$8,631	$8,811	$11,341	$10,971	$2,026	$971	$21,998	$20,753

Note: 2004 results include Dougherty's Holdings and CRESA Partners of Orange Co. from the dates of acquisition only. Also, the Healthcare results exclude the results of Park InfusionCare which are reported as income (loss) from discontinued operations.

Ascendant Solutions, Inc. • 16250 Dallas Parkway • Suite 205 • Dallas, Texas 75248 • Telephone: (972) 250-0945

	As of December 31,
Selected Balance Sheet Data	2005	2004
($ in thousands)

Assets:
Cash and cash equivalents	$3,216	$1,867
Accounts receivable	3,492	4,129
Inventories	2,569	2,201
Working capital	3,539	4,320
Assets held available for sale	2,207	2,626
Equity method investments	1,086	410
Goodwill	7,299	7,299
Total assets	$21,998	$20,753

Liabilities & Stockholders Equity:
Accounts payable & accrued liabilities	$5,099	$4,505
Liabilities related to assets held available for sale	2,897	2,271
Long-term debt (including current maturities)	10,235	10,634
Stockholders' equity	$3,073	$2,879